Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Rosetta Genomics Ltd. dated March 23, 2016 and to the incorporation by reference therein of our report dated March 23, 2016, with respect to the consolidated financial statements of Rosetta Genomics Ltd. and its subsidiaries, included in its Annual Report on Form 20-F for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer, Kost Forer Gabbay & Kasierer A member of Ernst & Young Global

Tel Aviv, Israel
March 23, 2016